RAM Re




RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

PRESS INFORMATION FOR IMMEDIATE RELEASE

April 27, 2006

RAM HOLDINGS LTD. PRICES INITIAL PUBLIC OFFERING

Hamilton, Bermuda, April 27, 2006 -- RAM Holdings Ltd. (Nasdaq National Market:
RAMR) announced today the pricing of its initial public offering of 9,409,405 common shares, 1,350,000 shares of which will be sold by the Company and 8,059,405 shares of which will be sold by selling shareholders, at $13.00 per share. In connection with the offering, the selling shareholders have granted the underwriters a 30-day option to purchase up to 1,411,411 additional shares, to cover over-allotments, if any.

The Company's common shares began trading on The Nasdaq National Market under the ticker symbol "RAMR" on April 27, 2006.

The underwriters of the offering include Banc of America Securities LLC and Merrill Lynch & Co., who are acting as joint book-running managers, and Keefe, Bruyette & Woods, who is acting as co-manager. The offering is being made only by means of a prospectus, copies of which may be obtained by calling toll-free in the United States 1-866-500-5408.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

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Contact Information:


Richard Lutenski
Chief Financial Officer
441-298-2107
rlutenski@ramre.bm

Victoria Guest
General Counsel
441-298-2116
vguest@ramre.bm